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                                                                    Exhibit 11.1

                            WESTFIELD AMERICA, INC.
                  COMPUTATION OF PRIMARY EARNINGS PER SHARE
                   (In thousands except per share amounts)

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

                                                                                                                        Period From
                                                                                                                        February 12,
                                                                                                                        1994 Through
                                                For the Three Months Ended March 31    For the Year Ended December 31,  December 31,
                                                -----------------------------------    -------------------------------
                                                     1997                1996              1996              1995           1994
                                                ---------------     ---------------    -------------     -------------  ------------

Net Income                                           $    7,964          $    6,707       $   24,698        $   21,846     $  15,241

Less: preferred stock dividends                      $    1,998          $        1       $    4,264        $        3     $    ----
                                                ---------------     ---------------    -------------     -------------  ------------

Net income allocable to common shareholders          $    5,966          $    6,706       $   20,432        $   21,843     $  15,241
                                                ---------------     ---------------    -------------     -------------  ------------
                                                ---------------     ---------------    -------------     -------------  ------------
Weighted average shares of common and
 common stock equivalents outstanding:

Weighted average number of common shares
 outstanding                                         $   52,930          $   45,109       $   49,107        $   44,978     $  44,902

Net effect of dilutive stock warrants                $      551          $     ----        $     276        $     ----     $    ----
                                                ---------------     ---------------    -------------     -------------  ------------
Total qeighted average common stock and
 common stock equivalents outstanding                $   53,481          $   45,109       $   49,383        $   44,978     $  44,902
                                                ---------------     ---------------    -------------     -------------  ------------
                                                ---------------     ---------------    -------------     -------------  ------------
Primary earnings per common and common
 equivalent shares                                   $     0.11          $     0.15       $     0.42        $     0.48    $     0.34
                                                ---------------     ---------------    -------------     -------------  ------------
                                                ---------------     ---------------    -------------     -------------  ------------
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